===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              -------------------

                                  SCHEDULE 14A

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              -------------------

                          FAIRFIELD COMMUNITIES, INC.
                (Name of Registrant as Specified in its Charter)

                          FAIRFIELD COMMUNITIES, INC.
                   (Name of Person(s) Filing Proxy Statement)

                              -------------------

Payment of Filing Fee (Check the appropriate box):

[x]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:
   (2) Aggregate number of securities to which transaction applies:
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
   (4) Proposed maximum aggregate value of transaction:
   (5) Total fee paid:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:
   (2)  Form, Schedule or Registration Statement No.:
   (3)  Filing Party:
   (4)  Date Filed:

==============================================================================

                          FAIRFIELD COMMUNITIES, INC.
                               2800 Cantrell Road
                          Little Rock, Arkansas  72202

                              -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                              -------------------

Dear Stockholder:

     The Annual Meeting of Stockholders of Fairfield Communities, Inc. (the "Company") will be held on Thursday, May 11, 1995, at 10:00 a.m. Central Daylight Savings Time at the Capital Hotel, 111 West Markham Street, Little Rock, Arkansas, for the following purposes:

     1.   To elect seven members of the Board of Directors; and

     2. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     The Board of Directors has nominated certain individuals for election to serve as directors. The Board of Directors recommends that you vote for these nominees.

     The close of business on March 29, 1995 has been fixed as the record date for the meeting. All stockholders of record at that time are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

     All stockholders are cordially invited to attend the meeting. The Board of Directors urges you to date, sign and return promptly the enclosed proxy to give voting instructions with respect to your shares of Common Stock. The proxies are solicited by the Company's Board of Directors. The return of the proxy will not affect your right to vote in person if you attend the meeting. A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1994 is also enclosed.

                               BY ORDER OF THE BOARD OF DIRECTORS



                               Marcel J. Dumeny
                               Secretary

April 5, 1995


   TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING POSTAGE PREPAID
                                   ENVELOPE.

                          FAIRFIELD COMMUNITIES, INC.
                               2800 Cantrell Road
                          Little Rock, Arkansas  72202
                                 (501) 664-6000

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 11, 1995



                                  INTRODUCTION
GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors (the "Board" or the "Board of Directors") of Fairfield Communities, Inc. (the "Company") for use at the 1995 Annual Meeting of Stockholders (the "Annual Meeting"), to be held on Thursday, May 11, 1995, at 10:00 a.m. Central Daylight Savings Time at the Capital Hotel, 111 West Markham Street, Little Rock, Arkansas, and any adjournments or postponements thereof. At the Annual Meeting, the holders (sometimes referred to herein as "stockholders") of common stock, $0.01 par value per share, of the Company (the "Common Stock"), will be asked to elect as directors the individuals nominated by the Board (collectively, the "Nominees" and each individually a "Nominee") and to approve, consent to, ratify or otherwise transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. The Board knows of no other business that will be presented for stockholder action at the Annual Meeting.

     The mailing address of the principal executive offices of the Company is P.O. Box 3375, Little Rock, Arkansas 72203. This Proxy Statement is first being mailed to stockholders of the Company on or about April 5, 1995.

     The Company will bear the expense of preparing and mailing the proxy materials and may use regular employees and associates, without additional compensation, to request, by telephone or otherwise, the return of proxies or attendance at the Annual Meeting.

RECORD DATE, SOLICITATION AND REVOCABILITY OF PROXIES

     The Board has selected March 29, 1995 as the record date (the "Record Date") for the Annual Meeting. Only those stockholders of record as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 9,963,742 shares of Common Stock issued and outstanding. Stockholders will be entitled to one vote for each share of Common Stock held by them of record at the close of business on the Record Date on any matters properly brought before the Annual Meeting for a vote. A list of the stockholders of the Company will be available at the Companys principal executive offices in Little Rock, Arkansas for at least 10 days prior to the Annual Meeting for examination by any stockholder for any purpose germane to the Annual Meeting.

     Proxies in the form enclosed are solicited by the Board. Shares of Common Stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. IF NO INSTRUCTIONS ARE INDICATED, SHARES OF COMPANY COMMON STOCK WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING FOR A VOTE. IF NECESSARY AND UNLESS

CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER MAY ALSO VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES, TO OBTAIN A QUORUM OR TO OBTAIN SUFFICIENT VOTES TO APPROVE THE PROPOSALS.

     A stockholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by any one of the following actions: (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date than the proxy being revoked or (iii) appearing in person at the Annual Meeting and voting in person. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Fairfield Communities, Inc., P.O. Box 3375, Little Rock, Arkansas 77203, Attention:
Marcel J. Dumeny, Secretary.

     Abstentions and broker non-votes will be included in determining the number of shares present or represented at the Annual Meeting, or any adjournments or postponements thereof, for purposes of determining whether a quorum exists. Abstentions and broker non-votes with regard to matters brought before the Annual Meeting, or any adjournments or postponements thereof, will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained. With regard to the election of directors, votes may be cast in favor of or withheld from each Nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect.

VOTES REQUIRED

     Provided a quorum is present, the affirmative vote of a plurality of the shares of Common Stock represented at the Annual Meeting and entitled to vote is required for election of each of the Nominees. Stockholders may not cumulate their votes.


                       PROPOSAL 1 - ELECTION OF DIRECTORS

GENERAL

     The Board is comprised of one class of directors, elected annually. Each director serves a one-year term (and, in each case, until his or her respective successor is duly elected and qualified). The Nominees have been nominated for the seven director positions. The number of directors, currently set at seven, is fixed from time to time by or in the manner provided in the Companys Second Amended and Restated Bylaws (the "Bylaws").

     Information regarding the Nominees is set forth below. Each of the Nominees, except for Mr. Ronald Langley, is currently serving as a director of the Company. Messrs. Russell A. Belinsky, Ernest D. Bennett, III, Daryl J. Butcher, Philip L. Herrington and William C. Scott began serving as directors in September 1992. Mr. John W. McConnell has been a director of the Company since March 1990, and was an executive officer of the Company and certain of its subsidiaries within the two years preceding their 1990 filing for reorganization under Chapter 11 of the Unites States Bankruptcy Code. Mr. J. Steven Wilson, whose current term as a director expires at the time of the Annual Meeting, is retiring from the Board and is not standing for reelection as a director.

     A plurality of the votes of the Common Stock cast at the Annual Meeting (or any adjournments or postponements thereof) is required to elect directors. Each Nominee has consented to being named in this Proxy Statement and to serve if elected. If a Nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority by the proxy holder for a substitute designated by the Board.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

NOMINEES FOR ELECTION AS DIRECTORS

     RUSSELL A. BELINSKY, age 34, Managing Director, Chanin and Company, an investment banking company, since December 1994. From 1990 to December 1994, Mr. Belinsky was Senior Vice President and Principal of Chanin and Company and Senior Vice President and Principal of GTC Capital Partners. From 1986 to 1990, Mr. Belinsky was an associate at the law firm of Skadden, Arps, Slate, Meagher & Flom.

     ERNEST D. BENNETT, III, age 42, partner at the law firm of Taylor, Philbin, Pigue, Marchetti and Bennett since June 1992. From 1989 to May 1992, Mr. Bennett served as General Counsel at Robert Orr/Sysco Food Services Company. From 1980 to 1989, Mr. Bennett was a partner at the law firm of Camp and Bennett.

     DARYL J. BUTCHER, age 55, President of Butcher Real Estate, Inc., a real estate company involved in commercial and industrial development, asset management and consulting, since September 1994. From June 1993 to Sepetmber 1994, Mr. Butcher was Vice President, Real Estate, WLD Enterprises, Inc., a trust management company. From 1981 to May 1993, Mr. Butcher was President of Butcher Real Estate, Inc., a real estate company developing commercial and industrial properties in the Baltimore-Washington D.C. area.

     PHILIP L. HERRINGTON, age 42, President of Herrington, Inc., a private investment and business advisory firm, since 1986; Chairman and Chief Executive Officer of Health Care Training Corporation since 1989; President and Chief Operating Officer of Destin Guardian Corporation, a real estate development company, since 1989.

     RONALD LANGLEY, age 50, Chairman of Quaker Holdings Limited, an investment banking firm, since October 1992. From July 1989 to September 1992, Mr. Langley was Chairman of Pacific Southwest Corp., a holding company. Director of Physicians Insurance Company of Ohio, an insurance company.

     JOHN W. MCCONNELL, age 53, President and Chief Executive Officer of the Company since 1991; President and Chief Operating Officer from 1990 to 1991; Senior Vice President and Chief Financial Officer from 1986 to 1990.

     WILLIAM C. SCOTT, age 58, President and Director of Summit Care Corporation, a developer and operator of retirement and convalescent centers, since 1985. Director of Pacific Southwest Corp., a holding company.


         INFORMATION ABOUT THE COMMITTEES AND COMPENSATION OF THE BOARD

BOARD COMMITTEES

     During the year ended December 31, 1994, there were seven meetings of the Board. Each director attended at least 75 percent of the aggregate number of meetings of the Board and all committees on which he served.

     The Board during 1994 had two standing committees. Certain information regarding the function of these standing committees, their membership and number of meetings held during the year ended December 31, 1994 follows.

     The Audit Committee, which met two times during the year ended December 31, 1994, recommends to the Board a firm to serve as the independent public accountants for the Company and monitors the performance of such firm; reviews and approves the scope of the annual audit and quarterly reviews and evaluates with the independent public accountants the Company's annual audit and annual consolidated financial statements; reviews with management the status of internal accounting controls; and evaluates public financial reporting documents of the Company. From January 1, 1994 to September 20, 1994, the members of the Audit Committee were Messrs. Philip L. Herrington (Chairman), Ernest D. Bennett, III and Russell A. Belinsky. From September 20, 1994 through the date hereof, the members of the Audit Committee are Messrs. Ernest D. Bennett, III (Chairman), Daryl J. Butcher and J. Steven Wilson.

     The Compensation Committee, which met two times during the year ended December 31, 1994, reviews the administration of the Company's employee benefit plans and takes certain actions (including, where appropriate, the making of recommendations to the Board) with respect to the Companys compensation policies. From January 1, 1994 to September 20, 1994, the members of the Compensation Committee were Messrs. William C. Scott (Chairman), Daryl J. Butcher and J. Steven Wilson. From September 20, 1994 through the date hereof, the members of the Compensation Committee are Messrs. Russell A. Belinsky (Chairman), Philip L. Herrington and William C. Scott.

     During 1994, the Company had no standing nominating or similar committee. On January 24, 1995, the Board established a Nominating Committee to review and recommend to the Board proposed nominees for directors of the Company. The members of the Nominating Committee, from the time of its establishment through the date hereof, are Messrs. Philip L. Herrington (Chairman), Russell A. Belinsky and John W. McConnell. The Nominating Committee will consider stockholder recommendations which are submitted in writing and addressed to the attention of the Secretary of the Company. Any recommendation should include the name and address of the stockholder making the recommendation and the number of shares owned by said stockholder, the candidate's name and address, a summary of the candidate's educational background and business or professional experience during the past five years, the names of any corporations of which the candidate is or has been a director and any other information the proposing stockholder considers relevant in evaluating the candidate's qualifications. The recommendation also should indicate the candidate's willingness to serve if nominated and selected.

DIRECTORS' COMPENSATION

     The Company has a policy of compensating only outside directors for attendance at meetings of the Board and meetings of Board committees. Prior to November 18, 1994, directors received $1,500 for each in-person Board meeting, $1,000 for each in-person committee meeting and 50% of those respective amounts for each telephonic Board or Board committee meeting in which they participated. In addition, through November 1994, the directors also received an annual retainer fee of $30,000, payable in equal monthly installments. On November 18, 1994, the Board approved a change in the compensation of outside directors. Effective from and after that date, outside directors receive $1,000 for each in-person Board or Board committee meeting and $750 for each telephonic Board or Board committee meeting in which they participate. Effective December 1994, the amount of the retainer was reduced to $1,750 per month. Compensation payments to directors totaled $239,000 for the year ended December 31, 1994. The Company also reimburses directors for travel and out-of-pocket expenses incurred in connection with attendance at meetings.

     The Company's First Amended and Restated Warrant Plan (the "1992 Plan") provides for the grant of nonqualified stock warrants to certain key employees and directors to purchase up to 1,000,000 shares of Common Stock. Warrants under the 1992 Plan are to be granted at prices not less than the fair market value of such shares on the date of grant and may be exercisable for periods of up to 10 years from the date of grant. During the year ended December 31, 1994, warrants were granted to outside directors to purchase a total of 3,000 shares each of Common Stock. These warrants were granted effective November 18, 1994 at an exercise price of $5.50 per share, become exercisable on the first anniversary of the date of grant of such warrants and have a term of 10 years from the date of grant, subject to earlier termination if a director ceases service as a director. In 1993, warrants were granted to the outside directors to purchase a total of 5,000 shares each of Common Stock, at an exercise price of $3.00 per share, becoming exercisable as to 20% of the shares subject thereto on each of the first through fifth anniversaries from the date of grant and having a term of 10 years from the date of grant, subject to earlier termination if a director ceases service as a director.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation of the Chief Executive Officer (the "CEO") and each of the other four most highly compensated executive officers (collectively, the "named executive officers") for each of the last three years:


                                                    Long Term
                            Annual Compensation    Compensation
                        -------------------------  ------------

                                                   Securities
                                                   Underlying   All Other
Name and                                            Options/     Compen-
Principal                                             SARS        sation
Position                 Year    Salary     Bonus     (#)           (3)
- ---------                ----  --------  --------  ----------    --------
John W. McConnell        1994  $275,000  $275,000           -    $113,136
  President and          1993   275,000   185,625           -      68,054
  Chief Executive        1992   250,005         -     150,000       3,239
  Officer

Marcel J. Dumeny         1994   175,000    87,500           -      64,725
  Senior Vice            1993   175,000    67,411           -      41,071
  President and          1992   164,842         -     100,000         594
  General Counsel

Robert W. Howeth         1994   173,823    88,429           -      62,873
  Senior Vice            1993   164,800    49,440     100,000      33,795
  President, Chief       1992   172,768         -           -           -
  Financial Officer
  and Treasurer (1)

Clayton G. Gring, Sr.    1994   150,000   183,750           -      56,513
  Senior Vice            1993   150,000    37,500     100,000      35,877
  President              1992   155,769    10,000           -           -

Morris E. Meacham        1994   121,539   157,692           -      80,864
  Vice President (2)     1993   200,000    72,051           -      43,589
                         1992   207,217         -     100,000       2,174

- -------------
(1)  During 1994, Mr. Howeth was elected Chief Financial Officer.

(2) Prior to January 1, 1994, Mr. Meacham served as Executive Vice President of the Company.

(3) Compensation in 1994 includes (a) contributions to the Company's Savings/Profit Sharing Plan (Mr. McConnell - $7,849; Mr. Dumeny - $7,568; Mr. Howeth - $7,553; Mr. Gring - $6,724 and Mr. Meacham - $7,849), (b)
     allocated benefits, including interest, under the Companys Excess Benefit Plan (Mr. McConnell - $14,596; Mr. Dumeny - $5,174; Mr. Howeth - $4,752; Mr. Gring - $2,036 and Mr. Meacham - $8,248), (c) dollar amounts of premiums paid on life insurance policies for the benefit of the named executives officers respective designated beneficiaries (Mr. McConnell - $5,392; Mr. Dumeny - $1,189; Mr. Howeth - $1,598; Mr. Gring - $9,121 and
     Mr. Meacham - $2,661) and (d) allocated benefits, including interest, under the Companys Key Employee Retirement Plan (Mr. McConnell - $85,299; Mr. Dumeny - $50,794; Mr. Howeth - $48,970; Mr. Gring - $38,632 and Mr. Meacham
     - $62,106).

     Compensation in 1993 includes (a) contributions to the Company's Savings/Profit Sharing Plan (Mr. McConnell - $10,513; Mr. Dumeny - $10,513; Mr. Howeth -$8,579; Mr. Gring - $6,307 and Mr. Meacham - $10,513), (b)
     allocated benefits under the Company's Excess Benefit Plan (Mr. McConnell - $7,225; Mr. Dumeny - $334 and Mr. Meacham - $719), (c) dollar amounts of premiums paid on life insurance policies for the benefit of the named executives officers' respective designated beneficiaries (Mr. McConnell - $4,941; Mr. Dumeny - $1,135; Mr. Howeth - $1,485; Mr. Gring - $11,209 and
     Mr. Meacham -$2,357) and (d) allocated benefits under the Companys Key Employee Retirement Plan (Mr. McConnell - $45,375; Mr. Dumeny - $29,089; Mr. Howeth- $23,731; Mr. Gring - $18,361 and Mr. Meacham - $30,000).

     Compensation in 1992 represents premiums paid on life insurance policies for the benefit of the named executive officers' respective designated beneficiaries.


                             EMPLOYEE BENEFIT PLANS

SAVINGS/PROFIT SHARING PLAN

     The Company's Savings/Profit Sharing Plan (the "Profit Sharing Plan") covers substantially all employees with one year or more of credited service, and participants are fully vested after seven years of credited service. Effective July 1, 1994, the Profit Sharing Plan was amended to allow employee elective salary deferrals as permitted under Internal Revenue Code Section 401(k), with the Company currently matching a portion of such deferrals. Employer discretionary contributions to the Profit Sharing Plan are determined annually by the Board of Directors. The Company's contribution to the Profit Sharing Plan totaled $0.7 million for the year end December 31, 1994.

EXCESS BENEFIT PLAN

     In 1994, the Company adopted the Excess Benefit Plan (the "Excess Benefit Plan"), which is a non-qualified, unfunded plan established to provide designated employees with benefits to compensate for certain limitations imposed by federal law on the amount of compensation which may be considered in determining employer contributions to participants' accounts under the Profit Sharing Plan. Participants' accounts under the Excess Benefit Plan are credited with amounts that, except for the limits of the Internal Revenue Code, would have been contributed to such participants' accounts under the Profit Sharing Plan. Participants' accounts under the Excess Benefit Plan vest in accordance with the vesting schedule set forth in the Profit Sharing Plan. Interest is credited to the participants' accounts annually at the base (prime) rate of interest charged by The First National Bank of Boston. Participants' accounts under the Excess Benefit Plan were credited by a total of $0.1 million for the year ended December 31, 1994.

KEY EMPLOYEE RETIREMENT PLAN

     In 1994, the Company adopted the Key Employee Retirement Plan (the "Key Employee Retirement Plan"), which is a non-qualified, unfunded plan established to provide certain senior executives of the Company with retirement benefits. Under the Key Employee Retirement Plan, participant accounts are credited on each January 1 by a percentage of each participant's preceding year's total cash compensation. In general, the benefit percentage can range from 0% to 20%, depending on the Company's moving average rate of return on stockholders equity. Participant accounts are fully vested after seven years of service or upon the occurrence of a change in control of the Company, death of the participant, termination of employment due to total disability or retirement on or after the age 55, in each case while employed by the Company. Interest is credited to participants' accounts monthly at the base (prime) rate of interest charged by The First National Bank of Boston. Participants' accounts were credited by a total of $0.3 million for the year ended December 31, 1994.

STOCK OPTIONS/WARRANTS

     The Company's First Amended and Restated 1992 Warrant Plan (the "1992 Plan") provides for the grant of nonqualified stock warrants to purchase up to 1,000,000 shares of Common Stock. Under the 1992 Plan, the

Compensation Committee of the Board of Directors ("Compensation Committee") may grant to "key" employees warrants (options) to purchase shares of Common Stock at a price which is no less than 100 percent of the fair market value of such shares on the date of grant. "Key" employees are determined by the Compensation Committee, and may include executive officers, and other officers and employees of the Company and its subsidiaries. Warrants may be exercisable for periods up to 10 years from the date of grant. There were no stock warrants (options) granted to any named executive officers during the year ended December 31, 1994.

OPTION EXERCISES IN LAST YEAR AND YEAR-END OPTION VALUES

     The following table sets forth certain information concerning the number of unexercised options (warrants) at December 31, 1994. There were no options (warrants) exercised by any named executive officer during the year ended December 31, 1994.


                                                                      Value of Unexercised
                                        Number of Securities              in-the-Money
                                    Underlying Unexercised Options           Options
                                            at Year End                  at Year End (1)
                                    ------------------------------    ------------------
      Name                           Exercisable   Unexercisable  Exercisable  Unexercisable
- --------------                       -----------   -------------  -----------  -------------
John W. McConnell                        112,500          37,500     $281,250       $ 93,750

Marcel J. Dumeny                          75,000          25,000      187,500         62,500

Robert W. Howeth                          20,000          80,000       50,000        200,000

Clayton G. Gring, Sr.                     20,000          80,000       50,000        200,000

Morris E. Meacham                         75,000          25,000      187,500         62,500

- ---------------------------

(1) The dollar amounts shown represent the amount by which the product of the number of shares purchasable upon the exercise of the related options and the December 31, 1994 closing market price of $5.50 per share exceeds the aggregate purchase price payable upon such exercise.


EMPLOYMENT ARRANGEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     The Company entered into employment agreements (the "Employment Agreements"), effective September 1, 1992, with Messrs. John W. McConnell, Morris E. Meacham and Marcel J. Dumeny (the "Executives"). The Employment Agreements are for initial terms of three years, with automatic one-year extensions, unless at least nine months termination notice is given by either the Company or the Executives prior to the expiration of the initial or any renewal term, and provide for (a) initial annual base salaries to Messrs. McConnell, Meacham and Dumeny of $275,000, $200,000 and $175,000, respectively,
(b) Company paid term life insurance coverage equal to two times their respective base salaries, (c) the grant to Messrs. McConnell, Meacham and Dumeny of warrants, exercisable through August 31, 2002, to purchase 150,000, 100,000 and 100,000 shares, respectively, of Common Stock, at an exercise price equal to $3.00 per share, with 25% of such warrants vesting (and becoming non-cancelable, regardless of whether or not the Executive thereafter remains employed by the Company) on each of September 1, 1992, August 31, 1993, August 31, 1994 and August 31, 1995, and (d) incentive compensation programs at the discretion of the Board of Directors. If, during the term of the Employment Agreements, an Executive is terminated (i) for any reason other than "for cause" (as defined in the Employment Agreements), death, disability or (ii) at the Executives option due to "Constructive Discharge" (as defined in the Employment Agreements), then such Executive shall receive termination pay, subject to the limitations of
Section 280G of the Internal Revenue Code, equal to 1.5 times his highest annualized salary prior to termination. No termination pay is due to any Executive who voluntarily resigns, is terminated "for cause" or ceases to be employed as a result of death or disability.

     Effective January 1, 1994, Mr. Meacham entered into a new employment agreement ("New Agreement") as Vice President of Special Projects. The New Agreement, which replaces Mr. Meacham's prior Employment Agreement described above, is for a three year term, with automatic one-year extensions, unless at least nine months' termination notice is given by either the Company or Mr. Meacham prior to the expiration of the initial or any renewal term, and provides for an annual base salary of $120,000. The New Agreement also provides for payment of annual incentive bonuses upon such terms as the Board may deem appropriate. If, during the term of the New Agreement, Mr. Meacham is terminated
(a) for any reason, other than "for cause" (as defined in the New Agreement), death, disability or (b) at his option due to "Constructive Discharge" (as defined in the New Agreement), then Mr. Meacham is entitled to termination pay, subject to the limitations of Section 280G of the Internal Revenue Code, equal to (i) $300,000, if his termination date occurs at any time during the period from January 1, 1994 through December 30, 1994, (ii) $240,000, if his termination date occurs at any time during the period from December 31, 1994 through December 30, 1995, (iii) $180,000, if his termination date occurs at any time during the period from December 31, 1995 through December 30, 1996, and
(iv) $120,000, if his termination date occurs at any time from and after December 31, 1996. No termination pay is due to Mr. Meacham if he voluntarily resigns, is terminated "for cause" or ceases to be employed as a result of death or disability, except that Mr. Meacham may elect to terminate his employment effective December 31, 1996 and receive $120,000, to partially compensate him for his willingness to terminate his prior Employment Agreement and enter into the New Agreement. The terms of Mr. Meacham's grant of warrants remain unchanged from his prior Employment Agreement and Mr. Meacham continued to be entitled to Company paid term life insurance coverage in the amount of $400,000.

     During 1993, the Company entered into Severance Pay Agreements (the "Severance Pay Agreements") with Messrs. Gring and Howeth. The Severance Pay Agreements extend through August 31, 1995, with automatic one-year extensions, unless at least nine months' termination notice is given by either the Company or Messrs. Gring or Howeth prior to the expiration of the initial or any renewal term. If, during the term of the Severance Pay Agreements, Messrs. Gring or Howeth is terminated (i) for any reason, other than "for cause" (as defined in the Severance Pay Agreements), death or disability, or (ii) at Messrs. Gring's or Howeth's option, due to "Constructive Discharge" (as defined in the Severance Pay Agreements), then Messrs. Gring or Howeth shall receive termination pay, subject to the limitations of Section 280G of the Internal Revenue Code, equal to 150% of their highest annualized base salary prior to termination. No termination pay is due to Messrs. Gring or Howeth if they voluntarily resign, are terminated "for cause" or cease to be employed as a result of death or disability. Messrs. Gring and Howeth have also been separately granted Company paid term life insurance coverage in amounts equal to two times their respective base salaries.

     During 1993, the Company granted Messrs. Gring and Howeth warrants, with a term of 10 years from the date of grant (subject to earlier termination if Messrs. Gring or Howeth ceases to be employed by the Company), to purchase 100,000 shares each of Common Stock at an exercise price equal to $3.00 per share, with 20% of such warrants vesting on each of the first through fifth anniversaries following the date of grant. Also during 1993, the Company granted two other executive officers warrants, with a term of 10 years from the date of grant (subject to earlier termination if either employee ceases to be employed by the Company), to purchase, in the aggregate, 40,000 shares of Common Stock at an exercise price equal to $3.00 per share, with 20% of such warrants vesting on each of the first through fifth anniversaries following the date of grant.

REPORT ON EXECUTIVE COMPENSATION

     The following Report on Executive Compensation (the "Report") and the performance graphs in the next section shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to Regulations 14A or 14C of the SEC or to the liabilities of
Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

                                  INTRODUCTION

     The Compensation Committee of the Company's Board of Directors (the "Committee") reviews, considers for approval and administers the granting of benefits under all compensation programs for officers of the Company holding the position of Vice President or above (the "Officers"). More specifically, on an annual or more frequent basis, the Committee reviews and considers for approval recommendations of the Chief Executive Officer ("CEO") for salary, incentive compensation and stock warrant grants to the other Officers of the Company and recommends to the Board of Directors the salary, incentive compensation and stock warrant grants to the CEO. The actions taken by the Committee are reported to the Board of Directors, which exercises final approval authority over compensation decisions.

     From January 1, 1994 to September 20, 1994, the members of the Committee were William C. Scott, Chairman of the Committee, Daryl J. Butcher and J. Steven Wilson. From September 20, 1994 through December 31, 1994, the members of the Committee were Russell A. Belinsky, Chairman of the Committee, Philip L. Herrington and William C. Scott. No member of the Committee is a current or former employee or officer of the Company or any of its subsidiaries. Except as otherwise stated, the Report discusses the Committees compensation policies applicable to the officers of the Company at the executive level (the "Executive Officers"), including the relationship between the Company's performance and executive compensation, and describes the specific bases on which the Committee made compensation decisions in 1994 with regard to the CEO.

     During 1993, the Internal Revenue Code was amended, adding Section 162(m), which, in general, limits the deductibility of annual compensation paid after January 1, 1994 to any covered employee to $1,000,000, subject to certain exceptions. The Internal Revenue Service has published proposed regulations implementing this limitation, which were amended in December 1994. The limitation is not currently expected to result in the loss of any tax deductions for the Companys cash compensation programs, but may, in the future, result in a loss of a tax deduction in connection with the Company's stock warrant plan, since the ultimate value of the stock warrants is open-ended, depending upon the market price for the Company's common stock at the time the warrants are exercised, as compared to the exercise price. The Company has no current plans to amend the stock warrant plan, or to take other actions, to comply with the exemptions from the new limitation, but intends to monitor the Companys tax situation, the Company's compensation practices and developments in this area of the tax law in future years, to determine whether its executive compensation plans should be amended, or other action taken, to meet the deductibility requirements of the tax law.

                   POLICY AND OVERALL COMPENSATION OBJECTIVES

     The Committee's general policy is to provide Officers of the Company with competitive compensation opportunities, which are internally equitable, including short and long term incentive awards based upon meeting or exceeding business and/or individual performance goals. These performance goals are annually reflected as specific targets designed to correspond to, in decreasing order of importance, (i) measures of profitability and shareholder return (e.g., stock price), (ii) cash flow objectives and (iii) management priorities, which change over time. The actual target levels and relative weights of each measure are subjectively determined by the Committee, on an annual basis.

                      COMPARABLE COMPENSATION INFORMATION

     During 1994, the Committee retained William M. Mercer, Incorporated ("Mercer"), a national consulting firm, experienced in executive compensation matters, to review the compensation programs of the Company applicable to the named executive officers. The Committee believed that it was desirable to seek independent advice concerning the Company's compensation programs, because the company operates in a line of business for which comparable compensation information is not readily available and because of the desire of the Board to design a compensation structure that incentivizes management to maximize shareholder value. In June 1994, Mercer presented the Board of Directors with the results of its study of the Company's compensation programs for the named executive officers (the "Study"). Compensation elements reviewed in the Study included base salary, total cash compensation (salary plus short-term incentives), short term incentive compensation practices, long term incentive/capital accumulation practices and retirement benefits. In developing market comparables, because of a lack of data from other publicly traded companies whose primary focus is the vacation ownership business, the Study relied upon a composite of a number of published surveys of executive compensation, for public and private companies of similar size, which the consulting firm independently compiled in the normal course of its business.

     The Study found that that the named executive officer's base salaries ranged from 77% to 109% of the market average for similar positions, with the average of the five named executive officers as a group being 96% of the market average for similar positions. Based upon the Company's projected growth in 1995 and 1996, the consulting firm found that marketplace salary levels for companies of comparable size will be approximately 15% - 20% higher than the base salary levels used in the Study for existing market rate comparisons. For total cash compensation (salary plus short term incentives), the Study compared actual cash compensation earned for 1993 (excluding certain minimum bonuses paid to three of the named executive officers under the Company's plan of reorganization) to survey data, and determined that the named executive officer's total compensation ranged from 71% to 103% of the market average for similar positions, with the average of the five named executive officers as a group being 92% of the market average for similar positions.

     In analyzing short term incentive compensation practices, the Study developed target and maximum incentive awards, as a percentage of base salary, by averaging data from real estate, miscellaneous service, hospitality, consumer products and diversified industry segments, which resulted in the average comparable target incentives being determined to be 31% of base salary, for those named executive officers other than the CEO, and 47% for the CEO, and the average comparable maximum incentives being determined to be 52%, for the named executive officers other than the CEO, and 80% for the CEO. Due to the open-ended nature of several of the named executive officers' incentive compensation objectives for 1994 (as discussed in more detail below) and other factors, Mercer found that three of the five named executive officers' possible maximum incentive compensation awards could exceed the average of the market comparable amounts, but found the 1994 incentive compensation award structure to be appropriate, because the targets set for incentive compensation included a number of goals which would be either achieved in their entirety or not achieved at all, with no partial credit, which increased the risk and uncertainty to certain of the named executive officers, and because of the one-time, strategic nature of a number of the objectives, such as the divestiture of non-core businesses and assets, which were critical to the Company's long term success, with the study concluding that these factors together supported somewhat higher than average possible incentive compensation maximum awards levels.

     The Study compared marketplace practices concerning the use of long-term incentives to the level of existing grants of warrants to named executive officers under the Company's stock warrant plan. The Study concluded that, based upon the comparable marketplace valuation of the amount of stock warrants granted to executives as compared to base salary on an annualized basis, the Board of Directors should consider granting the CEO either additional stock warrants, or some form of cash-based long-term incentive compensation plan, in 1995, three of the four other named executive officers in 1996 and the other named executive officer in 1997 or 1998.

     The Study also examined the Company's retirement plan, compared to market comparables. Mercer advised that the Company's existing Profit Sharing Plan did not provide competitive retirement benefits, and that the benefit levels sought to be achieved by the Key Employee Retirement Plan, described below, would be appropriate. Specifically, the Key Employee Retirement Plan was designed with the goal of replacing approximately 40% of the average of the last three years' cash compensation (salary plus short term incentive compensation) for an executive with 20 years of service. Mercer found this goal as being consistent with marketplace based comparables, except for executives hired at mid to late career, where the competitive practice is to provide a somewhat faster rate of benefit accrual, replacing a somewhat higher percentage of cash compensation, than the design goals of the Key Employee Retirement Plan. Additionally, all of the named executive officers have a number of past years service with the company prior to 1993, for which no accrual has been made under the Key Employee Retirement Plan.

                   EXECUTIVE COMPENSATION PROGRAM COMPONENTS

     The four components of the Company's compensation programs for Executive Officers are (i) base salary, (ii) short term cash incentive compensation award (bonus) plans, (iii) long term incentive award programs (stock warrants) and
(iv) benefits, each of which is discussed in detail below.

     Base Salary. The Committee determined not to grant salary increases during 1994 for Executive Officers, except in one instance, involving an increase of $10,200 per year, approved by the Board of Directors with the concurrence of the Committee members, so that the affected person's base salary would be consistent with the base salary of another Executive Officer at a subjectively comparable level of job responsibility. One named executive officer's base salary was reduced by 40%, from $200,000 to $120,000, effective January 1, 1994, to compensate for a reduced time commitment to the Company, initiated at the affected executive officers request.

     Short Term Cash Incentive Compensation. The Committee, following consultation with the Board of Directors, established short term cash incentive compensation plans applicable to the Executive Officers for 1994, with possible maximum awards ranging from a total of approximately 15% of base salary to more than 100% of base salary, depending on job function and scope of responsibility. A substantial portion of most Executive Officers' incentive compensation plans was tied to meeting or exceeding budgeted profitability and cash flow, in four cases for the Corporation and in one case for the Leisure Products business, all of which were achieved at or near the maximum award target levels, with other significant performance goals including (a) the sale of First Federal Savings and Loan Association of Charlotte, the Company's wholly-owned savings and loan subsidiary, which was disposed of in September 1994 at a book gain of approximately $5.2 million, (b) the sale of the Company's Arizona home building operations, which were disposed of in March 1994 at approximately the net book value, (c) the opening of new vacation ownership sales centers having at least $10 million in annual sales potential, with qualifying new sales centers being opened during 1994 in Nashville, Tennessee and Orlando, Florida, (d) the sale of certain non-core assets, for which two Executive Officers received a percentage of the net proceeds from such asset sales, totaling approximately $61,900 in the aggregate, based upon achieving in excess of $12 million of qualifying net asset sales proceeds, (e) lowering the fees and interest rates associated with the principal credit facilities of the Company, which was achieved, and (f) bringing legal work in-house and cutting certain outside legal expenses, which was also achieved.

     Long Term Incentive Awards. The Committee believes that stock warrant grants are desirable to align the interests of the Executive Officers and the stockholders. In determining whether to grant stock warrants, the Committee reviews the relationship of vested and unvested long-term compensation awards to cash compensation, the desirability of providing additional incentives to increase shareholder value and the potential for individual contribution to affect the Company's performance. In light of the Committee's subjective evaluation of these factors, during 1994, primarily due to the amount of stock warrants granted since 1992 to the Executive Officers and the remaining time period for the vesting of prior awards, the Committee elected not to recommend any additional awards of stock warrants to Executive Officers.

     Benefits. The Company's benefit programs include optional life, health, dental and disability coverages and participation in a tax qualified Profit Sharing Plan, which was adopted in 1977, all of which are generally available to qualifying employees of the Company. In addition, as disclosed under the heading "Compensation of Executive Officers - Employment Arrangements and Termination of Employment Arrangements", the named executive officers have been granted additional Company paid term life insurance and are entitled to certain severance benefits, in the event that their employment is terminated, other than "for cause" or by reason of death or disability.

     During 1994, the Company adopted a non-qualified, unfunded Excess Benefit Plan, due to limitations on the amount of compensation which can be considered, under the Internal Revenue Code, for highly compensated participants in determining contribution allocations to individual Profit Sharing Plan accounts. Accounts were established under the Excess Benefit Plan for all employees of the Company who were affected by such limitations for the Profit Sharing contribution for 1994. A total of $70,755 (including accrued interest) was allocated to the 15 participants' accounts under the Excess Benefit Plan for 1994, which reflected the amount of additional contributions which would have been allocated to such participants' accounts in the absence of the Internal Revenue Code limitation, of which $34,806 was allocated to the accounts of the five named executive officers and the remaining $35,949 was allocated to the accounts of employees in sales management positions who are not officers of the Company, but whose compensation subjected them to the Internal Revenue Code compensation limitations.

     In 1994, the Company adopted a non-qualified, unfunded Key Employee Retirement Plan. Under the Key Employee Retirement Plan, an account is established for each of the named executive officers, with a book entry credited on January 1 of each year, based upon the Benefit Percentage determined under the plan multiplied by each participant's prior year's total cash compensation. The Benefit Percentage ranges from 0% to 20%, depending generally upon the moving average rate of return on the Company's stockholder's equity, with tiers ranging, on the low side, from "less than 5%" return on stockholders' equity, generating a Benefit Percentage of "0%", to, on the high side, an "18% or more" return on stockholders' equity, generating a Benefit Percentage of 20%. The tier levels of return on stockholders' equity were established subjectively, using as reference points the average rates of return on stockholders' equity achieved by companies comprising the S&P 500 and the Dow Jones Industrials. For 1994, the Benefit Percentage was 20%, based upon the average of the Company's 1993 and 1994 return on stockholders' equity being approximately 19.3%, which exceeded the 18% maximum tier level under the plan, resulting in an aggregate accrual for all participants of $285,802 (including accrued interest).

     Effective July 1994, the Company amended its existing Profit Sharing Plan to allow employees elective salary deferrals as permitted under Section 401(k) of the Internal Revenue Code, in which qualifying employees of the Company may elect to participate. Under the 401(k) plan, 100% of the first $300 in employee cash contributions, and 50% of the remaining employee cash contributions (up to a maximum of 3% of qualifying compensation), are matched by the Company. The Company's matching contributions to the 401(k) plan for 1994 totaled $169,115.

     The Board of Directors, with the concurrence of the Committee, authorized a $558,260 cash contribution to the Company's Profit Sharing Plan for 1994, which amount was calculated as being (a) 5% of the pre-contribution, pre-tax profit of the Company for 1994, net of (b) the amounts allocated to the Excess Benefit Plan and (c) the matching Company contributions under the 401(k) plan. This percentage contribution was the same as for 1993 for the Profit Sharing and Excess Benefit Plans, in the aggregate.

           COMPENSATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

     During 1994, the base salary of Mr. John W. McConnell, President and CEO of the Company, remained unchanged. Mr. McConnell was paid short term cash incentive compensation awards, attributable to his and the Company's 1994 performance, totaling 100% of base salary, based upon (i) exceeding profit and cash flow budgets (resulting in an incentive award equal to 60% of salary), (ii) selling First Federal Savings and Loan Association of Charlotte (resulting in an incentive award equal to 10% of base salary), (iii) selling the Company's Arizona home building business (resulting in an incentive award equal to 10% of base salary) and (iv) opening two new vacation ownership sales sites in 1994, having the potential for at least $10 million in annual sales (resulting in an incentive award equal to 20% of base salary).

     As noted above, Mr. McConnell was not awarded any stock warrants or other long term incentives during 1994, but received benefit allocations (a) determined on a basis consistent with all other participating employees of the Company, of $7,849 under the Profit Sharing Plan (inclusive of the Company matching contribution of $2,400 under the 401(k) plan), (b) determined on a basis consistent with all affected employees, of $14,596 (including accrued interest) under the Excess Benefit Plan and (c) determined on a basis consistent with all named executive officers, of $85,299 (including accrued interest) under the Key Employee Retirement Plan. As noted above, Mr. McConnell has been granted Company paid term life insurance, at a premium cost in 1994 of $5,392.

COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

From January 1, 1994 to September 20, 1994:        From September 20, 1994
through December 31, 1994:

William C. Scott, Chairman                         Russell A. Belinsky, Chairman
Daryl J. Butcher                                   Philip L. Herrington
J. Steven Wilson                                   William C. Scott


PERFORMANCE GRAPHS

     The following graphs show (i) the annual cumulative stockholder return for the periods from December 31, 1989 through July 2, 1992 and September 1, 1992 through December 31, 1994, following assumed investments of $100 each in shares of Company Common Stock on each of December 31, 1989 and September 1, 1992, respectively, and (ii) the quarterly cumulative total stockholder return since September 1, 1992, following an assumed investment of $100 on that date. All shares of Company common stock, $.10 par value (the "Old Common Stock"), that were outstanding and traded during the period of December 31, 1989 through July 2, 1992 were canceled prior to the Company's reorganization, in September 1992, under Chapter 11 of the United States Bankruptcy Code (the "Reorganization") and no distributions were made on account of interests in such securities. all shares of Company Common Stock that are currently outstanding (the "New Common Stock") are shares that were issued after September 1, 1992 (and after cancellation of the Old Common Stock) pursuant to, or following, the Reorganization.

                    COMPARISON OF CUMULATIVE TOTAL RETURN OF
              COMPANY COMMON STOCK BEFORE AND AFTER REORGANIZATION
    WITH THE NASDAQ U.S. INDEX AND A MARKET CAPITALIZATION PEER GROUP (1)(2)

                               OLD COMMON STOCK

                        12/31  12/31  12/31  7/2    9/1    12/31  12/31  12/31
                        1989   1990   1991   1992   1992   1992   1993   1994
                        ----   ----   ----   ----   ----   ----   ----   ----
FAIRFIELD COMMUNITIES   $100   $  7   $ 10   $  0   $100   $100   $300   $367
TOTAL NASDAQ (U.S.)     $100   $ 85   $136   $131   $100   $121   $138   $135
PEER GROUP              $100   $101   $103   $ 89   $100   $100   $100   $ 81


                    COMPARISON OF CUMULATIVE TOTAL RETURN BY
           QUARTER SINCE SEPTEMBER 1, 1992 WITH THE NASDAQ U.S. INDEX
                   AND A MARKET CAPITALIZATION PEER GROUP (2)

                               NEW COMMON STOCK

                        9/1   9/30   12/31  3/31   6/30   9/30  12/31   3/31   6/30   9/30  12/31
                       1992   1992   1992   1993   1993   1993   1993   1994   1994   1994   1994
                       ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----
FAIRFIELD COMMUNITIES  $100   $100   $100   $100   $117   $183   $300   $371   $408   $417   $367
TOTAL NASDAQ (U.S.)    $100   $104   $121   $123   $125   $136   $138   $132   $126   $136   $135
PEER GROUP             $100   $101   $100   $105   $ 83   $ 92   $100   $107   $ 93   $ 88   $ 81

- ----------------------
(1) The amounts plotted in the left-hand box entitled "Old Common Stock" in the first graph above represent the cumulative total return of the Old Common Stock outstanding prior to the Company's Reorganization (i.e. during the period December 31, 1989 through July 2, 1992 when trading in the Old Common Stock was suspended permanently by the New York Stock Exchange), which amounts are compared with (i) the National Association of Securities Dealers, Inc.'s Automated Quotations System ("NASDAQ") Stock Market U.S. Index and (ii) a peer group constructed of NASDAQ listed companies with similar market capitalization (the "Market Capitalization Peer Group").

(2) The data which appears in the right-hand box entitled "New Common Stock" in the first graph above compares the cumulative total return of the new Common Stock outstanding subsequent to the Company's Reorganization (i.e., during the period September 1, 1992 through December 31, 1994) with the (i) NASDAQ Stock Market U.S. Index and (ii) Market Capitalization Peer Group. Additionally, the data which appear in the second graph above compares the quarterly cumulative total return, since September 1, 1992, of the Company Common Stock with the (i) NASDAQ Stock Market U.S. Index and (ii) Market Capitalization Peer Group.

(3) The Company's primary operation is the Leisure Products business, with the major sources of revenue and profitability being the sale of vacation ownership intervals and interest income from installment contracts receivable originated in connection with such sales. Very few other publicly held companies engage in this line of business, and those that do, such as The Walt Disney Company, Hilton Hotels Corporation and Host Marriott Corporation, are (i) diversified, with such companies' similar product segments providing substantially less than 50% of such companies' revenues, and (ii) substantially larger, in terms of revenue, assets and market capitalization, than the Company. Because of these factors, the Company elected to compare the performance of its stock against (a) the NASDAQ Stock Market U.S., which represents a broad-market index of companies traded on the NASDAQ market, on which the Company's stock is listed, and (b) the Market Capitalization Peer Group. The Market Capitalization Peer Group is comprised of 10 NASDAQ companies immediately above and below the Company's December 31, 1994 market capitalization ($55.68 million) as follows: RF Monolithics, Inc. (RFMI); 7th Level, Inc.
     (SEVL); Merchants Bancorp, Inc., Del. (MBIA); Reading Co., Class A (RDGC.A); Winsloew Furniture, Inc. (WLFI); Longhorn Steaks, Inc. (LOHO); Calif. Fincl. Holding (CFHC); Webco Inds., Inc. (WBCO); Telebit Corp.
     (TBIT); Piercing Pagoda, Inc. (PGDA); Imatron, Inc. (IMAT); Allied Waste Indus., Inc. (AWIN); Ottawa Financial Corp. (OFCP); Arris Pharmaceutical Corp. (ARRS); Data Transmission Network (DTLN); Software Pubg. Corp.
     (SPCO); Builders Trans., Inc. (TRUK); Genesee Corp., Class B (GENB.B); Eltron International, Inc. (ELTN); and Ciber, Inc. (CIBR).

                       BENEFICIAL OWNERSHIP OF SECURITIES

CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information as of March 1, 1995 with respect to any persons known by the Company to be the beneficial owner of more than five percent of the Common Stock:

NAME AND ADDRESS OF                     AMOUNT AND NATURE OF   PERCENT OF
BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP    CLASS (C)
- -------------------                     ---------------------  -----------

Physicians Insurance Company of Ohio
13515 Yarmouth Drive, NW                1,678,726 (a)                16.8%
Pickerington, Ohio 43147

Magten Asset Management Corp.
33 East 21st Street                     1,600,162 (b)                16.1%
New York, New York 10010

- --------------------------------------

(a) A report on Schedule 13D has been filed with the SEC by Physicians Insurance Company of Ohio ("PICO") indicating that PICO has sole voting and dispositive power over 1,678,726 shares. The foregoing information has been included in reliance upon, and without independent verification of, the disclosures contained in the above-referenced report on Schedule 13D.

(b) A report on Schedule 13G has been filed with the SEC by Magten Asset Management Corp. ("Magten") indicating sole voting and dispositive power over 1,253,655 shares and shared voting and sole dispositive power over 346,507 shares. Included in these amounts were shares held by Magten on behalf of General Motors Employees Domestic Group Pension Trust, whose shares exceeded five percent of the Company's outstanding Common Stock. The foregoing information has been included in reliance upon, and without independent verification of, the disclosures contained in the above-referenced report on Schedule 13G.

(c) Calculated based on 9,963,742 shares outstanding as of March 1, 1995. The total amount of Common Stock to be issued after resolution of all claims under the plan of reorganization will differ from the amount of Common Stock outstanding at March 1, 1995. Consequently, the ownership interest of existing stockholders will be diluted.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information as of March 1, 1995 with respect to the beneficial ownership of the Company's Common Stock by each of the non-management directors, each of the named executive officers and by all directors and executive officers as a group. Except as noted, each individual named has sole investment and voting power with respect to his shares of Common Stock.



                               NAME OF BENEFICIAL    AMOUNT AND NATURE OF  PERCENT OF
                                      OWNER            BENEFICIAL OWNER      CLASS
                             -----------------------  -------------------    -----
NON-MANAGEMENT DIRECTORS     Russell A. Belinsky           5,000(a)            *
                             Ernest D. Bennett, III        1,000(a)            *
                             Daryl J. Butcher             11,000(a)            *
                             Philip L. Herrington          1,000(a)            *
                             Ronald Langley                    0(b)            0
                             William C. Scott             21,000(c)            *
NAMED EXECUTIVE OFFICERS     John W. McConnell           170,500(d)          1.7
                             Marcel J. Dumeny            111,000(e)          1.1
                             Robert W. Howeth             40,000(e)            *
                             Clayton G. Gring, Sr.        20,024(e)            *
                             Morris E. Meacham            75,000(e)            *
ALL DIRECTORS AND                                        465,885(f)          4.5
 EXECUTIVE OFFICERS AS A
 GROUP

- ---------------
 *   Beneficial ownership represents less than 1% of the outstanding shares.

(a) Includes 1,000 shares that each of the indicated persons has the right to acquire (through the exercise of options) within 60 days after March 1, 1995.

(b) Excludes 1,678,726 shares held by PICO, as to which Mr. Langley disclaims beneficial ownership.

(c) Includes 1,000 shares which Mr. Scott has the right to acquire (through the exercise of options) within 60 days after March 1, 1995. Includes 20,000 shares held by Mr. Scott's wife, as to which Mr. Scott disclaims beneficial ownership.

(d) Includes 112,500 shares which Mr. McConnell has the right to acquire (through the exercise of options) within 60 days after March 1, 1995. Includes 53,000 shares held by Mr. McConnell's wife, as to which Mr. McConnell disclaims beneficial ownership.

(e) Includes shares that the indicated persons have the right to acquire (through the exercise of options) within 60 days after March 1, 1995, as follows: Marcel J. Dumeny (75,000), Robert W. Howeth (20,000), Clayton G. Gring, Sr. (20,000) and Morris E. Meacham (75,000).

(f) Calculated based on 10,280,242 shares outstanding as of March 1, 1995, which includes 316,500 shares that the directors and executive officers have the right to acquire (through the exercise of warrants) within sixty days after March 1, 1995. The total amount of Common Stock to be issued after resolution of all claims under the plan of reorganization will differ from the amount of Common Stock outstanding at March 1, 1995.
     Consequently, the ownership interest of existing stockholders will be diluted.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and certain persons who own more than 10% of its Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it with respect to the year ended December 31, 1994, and written representations from certain reporting persons, the Company believes that all filing requirements have been complied with as they apply to its directors, executive officers and persons who own more than 10% of the Common Stock.

INDEPENDENT PUBLIC ACCOUNTANTS

     The Board has selected Ernst & Young to serve as independent public accountants for the Company. The independent public accountants have audited the financial statements of the Company for the fiscal year ended December 31, 1994 and performed such other nonaudit services as the Board requested.

     A representative of Ernst & Young is expected to be present at the Annual Meeting. This representative will have the opportunity to make a statement, if he or she so desires, and is also expected to be available to respond to appropriate questions from stockholders.

STOCKHOLDER PROPOSALS

     If stockholder proposals are to be considered by the Company for inclusion in a proxy statement for a future meeting of the stockholders, such proposals must be submitted on a timely basis and must meet the requirements established by the SEC. Stockholder proposals for the Company's 1996 annual meeting of stockholders will not be deemed to be timely submitted unless they are received by the Company at its principal executive offices by December 7, 1995. Such stockholder proposals, together with any supporting statements, should be directed to the Secretary of the Company. Stockholders submitting proposals are urged to submit their proposals by certified mail, return receipt requested.

ADDITIONAL INFORMATION AVAILABLE

     A COPY OF THE FORM 10-K AS FILED WITH THE SEC WILL BE PROVIDED WITHOUT CHARGE TO EACH PERSON SOLICITED WHO SUBMITS A WRITTEN REQUEST THEREFOR, STATING THAT SUCH PERSON WAS A BENEFICIAL OWNER OF COMMON STOCK ON MARCH 29, 1995, ADDRESSED TO ROBERT W. HOWETH, TREASURER, FAIRFIELD COMMUNITIES, INC., 2800 CANTRELL ROAD, LITTLE ROCK, ARKANSAS 72202.

OTHER BUSINESS

     Management does not know of or intend to bring before the Annual Meeting any other business. If, however, any other business should be presented to the meeting, the proxies named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID RETURN ENVELOPE.


                                  BY ORDER OF THE BOARD OF DIRECTORS,



                                  Marcel J. Dumeny
                                  Secretary

Little Rock, Arkansas
April 5, 1995

                              FORM OF PROXY CARD

                          FAIRFIELD COMMUNITIES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         OF FAIRFIELD COMMUNITIES, INC. FOR USE AT THE ANNUAL MEETING
                  OF STOCKHOLDERS TO BE HELD ON MAY 11, 1995

     The undersigned hereby appoints John W. McConnell and Marcel J. Dumeny, and each of them, jointly and severally and with full power of substitution, as Proxies to vote, as designated below, all common stock of Fairfield Communities, Inc. owned by the undersigned at the Annual Meeting of Stockholders to be held on Thursday, May 11, 1995, at 10:00 a.m. Central Daylight Savings Time at the Capital Hotel, 111 West Markham Street, Little Rock, Arkansas, and at any and all postponements and adjournments thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION FOR VOTING IS GIVEN, THE PROXY WILL BE VOTED "FOR" THE ELECTION TO THE BOARD OF DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON OR PERSONS VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

                                [REVERSE SIDE]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION TO THE BOARD OF DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1.

1. ELECTION OF DIRECTORS:

NOMINEES: Russell A. Belinsky, Ernest D. Bennett, III,
Daryl J. Butcher, Philip L. Herrington, Ronald Langley,
John W. McConnell, William C. Scott

FOR ALL NOMINEES                     / /

WITHHELD FROM ALL NOMINEES           / /

______________________________________
For all nominees except as noted above

Please complete, date, sign and return this proxy promptly in the enclosed envelope. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing on behalf of a corporation, please sign in full corporate name by an authorized officer. If shares are registered in more than one name, all holders must sign. The above-signed hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement and Annual Report to Stockholders for the year ended December 31, 1994 furnished therewith.

                                Signature:_________________ Date___________


                                Signature:_________________ Date___________